Exhibit 99.1

   STEVIA CORP. ANNOUNCES ENTRY INTO SECURITIES PURCHASE AGREEMENT AND SENIOR
                CONVERTIBLE NOTE WITH AN INSTITUTIONAL INVESTOR

INDIANAPOLIS, IN - (MARKETWIRE - March 4, 2014) -- Stevia Corp. (otcqb:STEV) ("Stevia Corp" or the "Company"), a farm management company focused on the economic development of products that support a healthy lifestyle, including stevia and hemp, is pleased to announce that effective March 3, 2014 (the "Closing Date"), it has entered into a definitive securities purchase agreement with an institutional investor to raise $940,000.

The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, the institutional investor shall purchase from the Company a senior convertible note with an initial principal amount of $500,000 (the "Initial Convertible Note") for a purchase price of $340,000 (a 32% original issue discount) (the "Initial Purchase Price"), and the Company shall have the right to require the institutional investor to purchase from the Company on or prior to the 10th trading day after the effective date of the Registration Statement (the "Additional Closing Date") an additional senior convertible note with an initial principal amount of $600,000 (the "Additional Convertible Note" and, together with the Initial Convertible Note, the "Convertible Notes") for a purchase price of $600,000 (the "Additional Purchase Price"). The original issue discount will be reduced if the Company meets certain deadlines with regard to filing and obtaining effectiveness of a registration statement to register the shares underlying the Convertible Notes.

The Company has agreed to pay certain attorneys' fees and expenses related to the agreement, plus fees to Garden State Securities, Inc. for its services in acting as placement agent in connection with the transaction.

The proceeds from the offering, net of certain fees and expenses, will be used for working capital to advance the Company's ability to execute its growth strategy.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction. Further details of the Company's business, finances, appointments and agreements can be found as part of the Company's continuous public disclosure as a reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission's ("SEC") EDGAR database. For more information visit: www.steviacorp.us .

ABOUT STEVIA CORP. (OTCQB: STEV)
Stevia Corp. is a farm management company focused on developing high value products through proprietary plant breeding, excellent agricultural methodologies and innovative post-harvest techniques. For more information visit: www.steviacorp.us .

ABOUT THE CANNABIS INDUSTRY SECTOR
The cannabis plant has a history of use dating back thousands of years across many cultures and the plant produces 483 known compounds which include more than 85 cannabinoids. Various strains of the plant have been selectively bred for specific purposes. Industrial Cannabis (hemp) is grown primarily for fiber, seed and seed oils; Medicinal Cannabis is grown for its constituent cannabinoids as medical therapy to treat disease or alleviate symptoms; Recreational Cannabis is bred to produce high levels of tetrahydrocannabinol (THC) for its psychoactive properties.
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In 2004, the United Nations estimated that global consumption of cannabis indicated that approximately 4% of the adult world population (162 million people) used cannabis annually, and that approximately 0.6% (22.5 million) people used cannabis daily.

Food and fiber uses for industrial hemp are growing rapidly and have increased over 300 percent, to an estimated 25,000 products, in the past few years. Much of that growth is coming from the increased sales of hemp food products.

ABOUT THE STEVIA INDUSTRY SECTOR
Within two years of the USA market opening, Nielsen-based retail consumption data indicated almost $1 billion of retail sales for the sector. In 2010, stevia products were launched across thirty-five countries and in 38 categories. The World Health Organization (WHO) estimates that stevia could replace 20-30% of all dietary sweeteners. For more information visit: www.steviacorp.us .

NOTICE REGARDING FORWARD-LOOKING STATEMENTS
This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and
Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, issuance of securities upon closing of the financing, filing of a registration statement, contemplated use of proceeds from the financing, growth plans, business strategy, growth of hemp and stevia leaf production and growth of the hemp and stevia global market. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

CONTACT:
Investor Relations
Email: ir@stevia.co
Tel: +1-888-250-2566
Web: www.steviacorp.us

Source: Stevia Corp.